Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

PITTSBURGH, July 30, 2012 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for second quarter 2012. FHLBank recorded net income of $23.2 million. The Board of Directors declared a dividend of 0.10 percent annualized, payable on July 31, 2012. Also on that date, the Bank will repurchase approximately $200 million in members’ excess capital stock.

“We are pleased with the progress in our financial performance,” said Winthrop Watson, President and Chief Executive Officer. “It is especially gratifying that our second quarter results support continuing dividends, repurchase of excess capital stock and funding for the Affordable Housing Program.”

Operating Results
For the second quarter of 2012, net income was $23.2 million, compared to $12.7 million for second quarter 2011, an increase of $10.5 million. The improvement was driven primarily by higher net interest income and lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (PLMBS) investment portfolio. Net interest income was $49.9 million for second quarter 2012 compared to $36.0 million in second quarter 2011, an increase of $13.9 million. This increase was due to favorable funding costs and increased interest income related to advance prepayment fees, partially offset by lower interest income from investments and mortgage loans held for portfolio. Net OTTI credit losses were $(3.6) million for second quarter 2012 compared to $(10.8) million for second quarter 2011. Partially offsetting these improvements, all other income declined $11.7 million in the second quarter, primarily due to net losses on derivatives and hedging activities in 2012 and a gain on a PLMBS security sold in 2011. Second quarter 2012 performance allowed FHLBank Pittsburgh to set aside $2.6 million for affordable housing programs.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Second Quarter 2012 Results – page two

For the six months ended June 30, 2012, net income was $45.0 million, compared to $15.2 million for the same prior-year period, an increase of $29.8 million. The increase was primarily due to higher net interest income and lower net OTTI credit losses year-over-year. For the six months of 2012, net interest income was $92.1 million, an increase of $16.9 million from $75.2 million in the same prior-year period. Higher net interest income for the first half of 2012 reflected favorable funding costs and increased interest income related to advance prepayment fees, partially offset by lower interest income from investments and mortgage loans held for portfolio. For the first half of 2012 and 2011, net OTTI credit losses were $(10.8) million and $(31.3) million, respectively. Partially offsetting these improvements, all other income declined $8.8 million, primarily due to a gain on the PLMBS security sold in 2011.

The Bank actively monitors the credit quality of its PLMBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions and the actual and projected performance of the loan collateral underlying the Bank’s PLMBS.

As previously reported, the vast majority of the securities in the Bank’s PLMBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain PLMBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
At June 30, 2012, total assets were $56.1 billion, an increase of $4.1 billion from $52.0 billion at December 31, 2011. Advances totaled $33.6 billion at June 30, 2012, an increase of $3.0 billion compared to $30.6 billion at December 31, 2011. Demand for advances has increased steadily since fourth quarter 2011, primarily due to increased member liquidity needs from several large members and attractive advance rates relative to other wholesale funding sources.

Total capital at June 30, 2012, was $3.5 billion, a decrease of $0.2 billion from $3.7 billion at December 31, 2011. Between June 30, 2012 and December 31, 2011 capital stock declined $280.0 million, primarily due to partial repurchases of excess capital stock and the reclassification of certain capital stock to mandatorily redeemable capital stock.

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FHLBank Pittsburgh Reports Second Quarter 2012 Results – page three

The portion of OTTI losses reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(96.7) million at June 30, 2012 from $(168.1) million at December 31, 2011. This improvement was primarily due to paydowns. Total retained earnings were $478.7 million at June 30, 2012, an increase of $43.4 million from $435.3 million at December 31, 2011. Total retained earnings at June 30, 2012 included $13.6 million of restricted retained earnings. At June 30, 2012, FHLBank Pittsburgh had total regulatory capital of $3.8 billion and exceeded all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 0.10 percent. The dividend will be calculated on stockholders’ average balances during the period April 1, 2012 to June 30, 2012 and credited to stockholders’ accounts on Tuesday, July 31, 2012. Also on July 31, 2012, the Bank will repurchase approximately $200 million of members’ outstanding excess capital stock.

The Bank will continue to monitor the condition of its PLMBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding second quarter 2012 results will be available in FHLBank Pittsburgh’s second quarter 2012 Form 10-Q filing, which the Bank anticipates filing on August 8, 2012. Detailed financial information regarding 2011 is available in the 2011 Form 10-K, which can be accessed through FHLBank Pittsburgh’s web site at www.fhlb-pgh.com.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At June 30, 2012, it had 295 members in its district of Delaware, Pennsylvania and West Virginia and approximately $56 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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FHLBank Pittsburgh Reports Second Quarter 2012 Results – page four

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Second Quarter 2012 Results – page five

Unaudited Statements of Condition and Income
(in millions)

	June 30,	December 31,
Statement of Condition	2012	2011
ASSETS:
Investments (1)	$18,313.7	$16,639.5
Advances	33,617.2	30,604.8
Mortgage loans held for portfolio, net	3,620.9	3,883.1
All other assets	500.4	866.9

Total assets	$56,052.2	$51,994.3

LIABILITIES:
Consolidated obligations, net	$50,643.9	$46,534.5
All other liabilities	1,898.4	1,796.9

Total liabilities	52,542.3	48,331.4
CAPITAL:
Capital stock	3,109.8	3,389.9
Retained earnings	478.7	435.3
Accumulated other comprehensive loss	(78.6)	(162.3)

Total capital	3,509.9	3,662.9

Total liabilities and capital	$56,052.2	$51,994.3

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and Federal funds sold

	Three months ended June 30,		Six months ended June 30,
Statement of Income	2012	2011	2012	2011
Total interest income	$185.1	$195.6	$370.6	$402.1
Total interest expense	135.2	159.6	278.5	326.9

Net interest income	49.9	36.0	92.1	75.2

Provision for credit losses	—	1.2	0.1	4.0

Total OTTI credit losses	(1.1)	—	(2.2)	(3.1)
Portion of OTTI losses recognized in
other comprehensive loss	(2.5)	(10.8)	(8.6)	(28.2)

Net OTTI credit losses	(3.6)	(10.8)	(10.8)	(31.3)
All other income (loss)	(3.0)	8.7	3.8	12.6

All other expense	17.5	15.5	35.0	31.9

Income before assessments	25.8	17.2	50.0	20.6

Affordable Housing Program	2.6	1.4	5.0	1.7
REFCORP	—	3.1	—	3.7

Total assessments	2.6	4.5	5.0	5.4

Net income	$23.2	$12.7	$45.0	$15.2

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